Exhibit 10.31.2

Heartport, Inc.
700 Bay Road
Redwood City, California 94063
Attention: Earl Adamy

Re:        Approval of Deltagen, Inc.

Dear Mr. Adamy:

             This letter is to serve as approval by Woodside Technology Center, LLC, a Delaware limited liability company (“Landlord”), of Deltagen, Inc., a Delaware corporation (“Subtenant”), as a subtenant of Heartport, Inc., a Delaware corporation (“Tenant”), in the portion of the Premises described in the Sublease between Tenant and Subtenant, dated as of July 10, 2001 (the “Sublease”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Lease (as such term is hereinafter defined).

             This approval is based upon the terms and conditions of the Amended and Restated Industrial Build-to-Suit Lease between Landlord and Tenant, dated July 10, 2001 (as amended, the “Lease”), and the understanding that the proposed transaction is a sublease under the Lease and is not an assignment of the Lease.  The Sublease will be subject to, and be limited by, the terms of the Lease.  In that regard, we understand that the Subtenant has expressly agreed to be bound by the terms of the Lease, which would include, without limitation, the waivers of subrogation set forth in the Lease.  Landlord agrees that Subtenant's use of the Premises, or portions thereof constituting the subleased premises under the Sublease, for executive, professional and corporate office uses, research and development uses, laboratory and laboratory animal uses, research and development in the areas of biotechnology and pharmaceuticals, and ancillary warehousing and distribution, shall be included in and consistent with the Permitted Uses under the Lease, provided that such use complies with and is subject to the restrictions and obligations set forth in Sections 5.11 and 5.17 of the 740 Bay Lease (as hereinafter defined).

             Except for any rights expressly granted to Tenant under the 740 Bay Road Lease, Landlord has not agreed to any non-disturbance or similar rights for the Subtenant, nor has Landlord agreed to recognize the Sublease or the Subtenant in the event of the expiration or earlier termination of the Lease.  No such agreement by Landlord in the future shall be effective unless set forth in writing addressed to the Subtenant, nor has Landlord represented that it will so agree.  As used herein, “740 Bay Road Lease” means the Lease Agreement by and between Landlord and Subtenant, dated as of July 11, 2001, relating to certain premises commonly known as 740 Bay Road in Redwood City, California.
             Landlord’s consent is conditioned upon the prompt payment to Landlord in accordance with Section 15(a) of the Lease of fifty percent (50%) of the difference between each payment of rent or other consideration received by Tenant under the Sublease and the Rent payable under the Lease, after recovery by Tenant of the Transfer Costs and other adjustments are made as provided in Section 15(a) of the Lease.  No later than January 1, 2002,  Tenant shall deliver to Landlord a worksheet (the “Sublease Profits Worksheet”) showing in reasonable detail the calculation of the actual Transfer Costs incurred by  Tenant to date, the time period for the payment of such Transfer Costs out of the rentals payable by Subtenant under the Sublease, and the actual sublease profits to be paid to Landlord (and the timing of such payments) under the Lease.  Tenant shall periodically update the Sublease Profits Worksheet from time to time to reflect new information that becomes available.  Tenant shall additionally provide to Landlord the information delivered by Subtenant pursuant to Exhibit “D” of the Sublease.

             The obligations of Landlord under the Lease are for the benefit of Tenant only, and Subtenant will not have any right to enforce the Lease against Landlord.  Any acceptance by Landlord of payments of Base Rent or other sums due under the Sublease from Subtenant shall be for the convenience of Tenant and Subtenant, and shall not constitute an agreement by Landlord to recognize Subtenant as a tenant or otherwise be deemed to modify the matters set forth in this letter.

             This letter is an approval of the Subtenant only, and does not constitute the consent of Landlord to the terms of the Sublease or to any Alterations which may be contemplated in connection with the subleasing.  No party shall have the right to make any Alterations to the Premises except in strict accordance with the terms of Section 9 of the Lease.

             By executing this letter, Tenant agrees to (i) indemnify and hold harmless Landlord against and from any and all claims for work or labor performed or for materials or supplies furnished to or at the request of Subtenant in connection with the performance of any work done for the account of Subtenant within the Premises, (ii) notify Landlord in writing within ten (10) days after Subtenant takes possession of each of Phase 1, Phase 2, Phase 3 and Phase 4 (as such terms are defined in the Sublease) under the Sublease, and (iii) provide to Landlord, within ten (10) days after the execution of the same by Subtenant, a copy of the executed Schedule of Terms (attached as Exhibit “E” to the Sublease).

             By executing this letter, Subtenant agrees that Landlord shall have no liability whatsoever for the return to Subtenant of the security deposit or letter of credit delivered to Tenant under the Sublease, except and solely to the extent that (i) Landlord shall obtain actual possession of such security deposit and/or letter of credit, and (ii) Subtenant shall be entitled to the return of the same under the terms of the Sublease.
             Nothing contained in this letter shall be deemed a waiver of Landlord’s right under the Lease to approve or disapprove any other sublease, subsublease or assignment.

             IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the date first above written.

WOODSIDE TECHNOLOGY CENTER, LLC,
a Delaware limited liability company

By:	National Office Partners Limited Partnership,
a Delaware limited partnership,
its sole member

By:	Hines National Office Partners Limited Partnership,
a Texas limited partnership,
general partner

By:	Hines Fund Management, L.L.C.,
a Delaware limited liability company,
general partner

By:	Hines Interests Limited Partnership,
a Delaware limited partnership
its sole member

By:	Hines Holdings, Inc.,
a Texas corporation,
its general partner

By:

Its:

ACCEPTED AND AGREED TO:	HEARTPORT, INC., a Delaware corporation

By:

Its:

Dated:

DELTAGEN, INC.,
a Delaware corporation

By:

Its:

Dated: